Registration No. 333-_____

As filed with the Securities and Exchange Commission on August 24, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RADA ELECTRONIC INDUSTRIES LTD.
 (Exact Name of Registrant as Specified in its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Giborei Israel Street
Netanya 4250407, Israel
Tel: (972)(9) 892-1111
(Address and telephone number of Registrant’s principal executive offices)

2015 SHARE OPTION PLAN
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Tel. (302) 738-6680
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Sarit Molcho, Adv. S. Friedman & Co., Advocates Amot Investment Tower 2 Weizman Street Tel Aviv 6423902 Israel Tel: 972-3-6931931
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☒      Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares, par value NIS 0.015 per share	1,031,250 (3)	0.59 (4)	$608,438	$61.27
Ordinary Shares, par value NIS 0.015 per share	1,968,750 (5)	$0.45 (6)	$885,938	$89.21

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.015 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the 2015 Share Option Plan (the “2015 Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by 0.0001007.

(3)	Issuable under options and other share incentive awards that may be granted in the future under the 2015 Plan.

(4)	Pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($0.60 and $0.57) of the Ordinary Shares, as quoted on the NASDAQ Capital Market on August 22, 2016.

(5)	Issuable under options previously granted under the Registrant’s 2015 Plan.

(6)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

___________________________

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE

This registration statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form F-3 (as permitted by Section C.3. of the General Instructions to Form S-8). The reoffer prospectus is intended to be a combined prospectus under Rule 429 of the Securities Act to be used in connection with reoffers and resales of “control securities” (as defined in General Instruction C to Form S-8) by certain officers of RADA Electronic Industries Ltd. that they acquired or will acquire by reason of the exercise of options granted or to be granted to them under the 2015 Plan. The inclusion of any individual in the selling shareholders’ table in the reoffer prospectus should not be deemed a determination or an admission by us that such individual is in fact an “affiliate” of us.

The second part contains information required to be included in this registration statement pursuant to Part II of Form S-8. Pursuant to the introductory note to Part I of Form S-8, the plans’ information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “SEC”).

Reoffer Prospectus

Up to 1,125,000 Ordinary Shares
NIS 0.015 Per Share

This prospectus covers the offer and resale of up to 1,125,000 ordinary shares, NIS 0.015 par value, of RADA Electronic Industries Ltd., an Israeli company, constituting “control securities” which may be offered and sold from time to time by certain of our officers who have acquired or will acquire such ordinary shares pursuant to the exercise of options granted under our 2015 Share Option Plan (the “2015 Plan”).

Our ordinary shares trade on the Nasdaq Capital Market under the symbol “RADA.” On August 23, 2016, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $0.60 per share. The selling shareholders may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders (except pursuant to an exercise of options to purchase ordinary shares under the 2015 Plan.) We do not know when or in what amount the selling shareholders may offer the ordinary shares for sale. the selling shareholders may sell any, all or none of the ordinary shares offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 24, 2016.

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS ANY INFORMATION INCORPORATED BY REFERENCE, IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE, AS APPLICABLE. OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-8 we filed with the Securities Exchange Commission, or the SEC.  The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling shareholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the selling shareholder has not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

The selling shareholders may offer and sell the ordinary shares directly to purchasers, through agents selected by the selling shareholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of ordinary shares. See “Plan of Distribution.”

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “Rada,” “we,” “us” and “our” refer to Rada Electronic Industries Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

 This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are an Israel-based defense electronics contractor specializing in the development, manufacture, marketing and sales of military avionics systems for manned and unmanned aircraft, inertial navigation systems for air and land platforms and tactical land radars for force and border protection applications.  We develop, manufacture and sell defense electronics, including avionics solutions (including avionics for unmanned aerial vehicles, or UAVs), airborne data/video recording and management systems, inertial navigation systems and tactical land radars for defense forces and border protection systems.  In addition, we continue to sell and support our legacy commercial aviation products and services, mainly through our Chinese subsidiary, Beijing Hua Rui Aircraft Maintenance and Service, Co., Ltd., known as CACS.

We were incorporated under the laws of the State of Israel on December 8, 1970.  We are a public limited liability company under the Israeli Companies Law 1999-5759, or the Israeli Companies Law, and operate under this law and associated legislation.  Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 4250407, Israel, and our telephone number is +972-9-892-1111.  Our website address is www.rada.com.  The information on our website is not incorporated by reference into this prospectus.

THE OFFERING

Ordinary shares offered (by the selling shareholders)	1,125,000 shares
NASDAQ Capital Market symbol	“RADA”
Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares offered hereby (except that we will derive proceeds if the options to purchase ordinary shares currently outstanding and options that may be issued in the future under the 2015 Plan are exercised.)

Ordinary shares outstanding as of August 24, 2016	33,151,641 shares
Risk factors
Prospective investors should carefully consider the Risk Factors beginning on Page 3 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk and uncertainty.  You should carefully consider the risks and uncertainties described below before investing in our ordinary shares.  Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks.  In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of operating losses and may not be able to sustain profitability in the future.  To the extent that we continue to incur operating losses, we may not have sufficient working capital to fund our operations in the future.

We incurred operating losses in the years ended December 31, 2011, 2012, 2013 and 2015 and in the first six months of 2016.  We may not be able to achieve or sustain profitable operations in the future or generate positive cash flows from operations.  As of June 30, 2016, our accumulated deficit was $78 million and we had cash, cash equivalents and short-term bank deposits of $2.1 million, compared to $1.7 million as of  December 31, 2015.  In May and June 2016, following the investment in our company by DBSI Investments Ltd., or DBSI, we obtained aggregate cash proceeds of $7,175,000 in consideration for our issuance of ordinary shares, warrants and a convertible note. Based on our current operations, we believe our existing funds will be sufficient to fund operations into the fourth quarter of 2017.  To the extent that we incur operating losses in the future or are unable to generate free cash flows from our business, we may not have sufficient working capital to fund our operations and will be required to obtain additional financing.  Such financing may not be available, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

We may need to raise additional capital in the future, which may substantially dilute the holdings of our shareholders.

In order to obtain working capital for our operations and to repay the outstanding debt due to our then principal shareholder, we entered into an investment transaction with DBSI on May 18, 2016, according to which we sold 17,021,276 ordinary shares to DBSI  for $4 million, reflecting a price per each share of $0.235. We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months. DBSI also agreed to provide our  company with a three- year $3,175,000 convertible  loan bearing interest of Libor plus 6%, which was funded on June 16, 2016 and was used  repay the outstanding convertible loan and accrued interest owed to an entity owned by our former principal shareholder, Mr. Howard Yeung. The terms of the transaction were approved by our shareholders at an extraordinary general meeting of shareholders on May 15, 2016. We may need additional working capital in the future to repay our debt and fund our operations.  Such financing may not be available, or, if available, may not be on terms satisfactory to us.  If adequate funds are not available to us, our business, and results of operations and financial condition will be adversely affected.

Competition in the market for defense electronics is intense.  Our products may not achieve market acceptance, which could adversely affect our business, financial condition and results of operations.

The market for our products is highly competitive and we may not be able to compete effectively in our market. Our principal competitors in the defense electronics market include Elbit Systems Ltd., United Technologies Aerospace Systems, Honeywell International Inc., Israel Aerospace Industries Ltd., or IAI, Northrop Grumman Corporation, Sagem Avionics LLC, Thales Group, Zodiac Aerospace Group and SRC Inc.  We expect to continue to face competition from these and other competitors.  Most of our competitors are larger and have substantially greater resources than us, including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we do.  These competitors are able to achieve greater economies of scale and may be less vulnerable to price competition than us.  We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors.  Failure to do so could adversely affect our business, financial condition and results of operations.

Our new directors may change our current long-range plan.

On May 18, 2016, the composition of our board of directors changed significantly, as a result of the appointment of four representatives of DBSI, consisting of Yossi Ben-Shalom, Nir Cohen, Kineret Ya`ari and Israel Livnat, as agreed upon as part of DBSI’s investment transaction in our company. The new board of directors may make material changes to our business, operations and long-range plans. It is impossible to predict what these changes will be and the impact they will have on our future results of operations.

We may not be able to implement our growth strategy, which could adversely affect our business, financial condition and results of operations.

In line with our growth strategy, we entered into a number of strategic relationships with Embraer S.A., or Embraer, Hindustan Aeronautics Ltd., or HAL, IAI, Lockheed Martin Corporation, or Lockheed Martin, Boeing Defense, Space & Security, or Boeing, Rafael Advanced Defense Systems Ltd., or Rafael, Israel Military Industries Ltd., or IMI, and DRS Technologies, or DRS, to increase our penetration into the defense electronics market.  We are currently investing and intend to continue to invest significant resources to develop these relationships and additional new relationships.  Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

Our growth is dependent in part on the development of new products, based on internal research and development.  We may not accurately identify market needs before we invest in the development of a new product. In addition, we might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market and competing products may emerge during the development and certification process.

While we have met with initial success in the introduction of our advanced ground radars for tactical applications such as defense forces protection and border protection, there can be no assurance that we will succeed in obtaining general market acceptance or that we will ever recover our investment in this new product family.

We have developed two radar hardware platforms for use in combat vehicles and short-range protection applications and in defense forces and border protection applications. In December 2014, we announced the first significant order for this product family, a $4.5 million order from the Israel Ministry of Defense. To date, we have not received any large orders from other customers, other than a recently announced $2 million military order from a country in Asia. During March 2015, we announced that we entered into a contract with Lockheed Martin, which selected our multi-mission hemispheric radar product to support internally funded high energy laser weapon system prototype testing, and that we had entered into an agreement with DRS Technologies, under which they agreed to sell, produce, and support, our tactical radars as part of its tactical radar portfolio. We have not yet received any orders from DRS Technologies with respect to the sale of our radars to third parties and there can be no assurance that we will ever receive any such orders.

Reductions in defense budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

The vast majority of our revenues are derived from the sale of products and services with military applications.  These revenues totaled approximately $5.2 million, or 93% of our revenues, in the first six months of 2016, $14.1 million, or 95% of our revenues, in the year ended December 31, 2015 and $21.6 million, or 96% of our revenues, in the year ended December 31, 2014.  The defense budgets of a number of countries may be reduced in the future. Declines in defense budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

Unfavorable national and global economic conditions could have a material adverse effect on our business, operating results and financial condition.

During periods of slowing economic activity our customers may reduce their demand for our products and technology, which would reduce our sales, and our business, operating results and financial condition may be adversely affected. Economies throughout the world currently face a number of challenges, including threatened sovereign defaults, credit downgrades, restricted credit for businesses and consumers and potentially falling demand for a variety of products and services. Notwithstanding the improving economic conditions in some of our markets, many companies are still cutting back expenditures or delaying plans to add additional personnel or systems. Any further worsening of the global economic condition could result in longer sales cycles, slower adoption of new technologies and increased price competition for our products and services. We could also be exposed to credit risk and payment delinquencies on our accounts receivable, which are not covered by collateral. Any of these events would likely harm our business, operating results and financial condition.

Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers or a substantial decrease in our customers' budgets may adversely affect our business, operating results and financial condition.

Our products are primarily sold to governmental agencies, governmental authorities and government-owned companies, many of which have complex and time consuming procurement procedures.  A substantial period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer.  In addition, our sales to governmental agencies, authorities and companies are directly affected by these customers’ budgetary constraints and the priority given in their budgets to the procurement of our products.  A decrease in governmental funding for our customers’ budgets would adversely affect our results of operations. This risk is heightened during periods of global economic slowdown.  Accordingly, governmental purchases of our systems, products and services may decline in the future as the governmental purchasing agencies may terminate, reduce or modify contracts or subcontracts if:

•	their requirements or budgetary constraints change;

•	they cancel multi-year contracts and related orders if funds become unavailable;

•	they shift spending priorities into other areas or for other products; or

•	they adjust contract costs and fees on the basis of audits.

Any such event may have a material adverse effect on us.

Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination for convenience (among other reasons) of contracts or subcontracts with governmental entities.  The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease.  Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may decrease and we may fail to implement our growth strategy.

Israel's defense export policy regulates the sale of our systems and products. Current Israeli policy encourages export to approved customers of defense systems and products, such as ours, as long as the export is consistent with Israeli government policy. A license is required to initiate marketing activities. We are also required to obtain a specific export license for any hardware exported from Israel. We may not be able to receive all the required permits and licenses for which we may apply in the future.  If we do not receive the required permits for which we apply, our revenues may decrease.

We are subject to laws regulating export of “dual use” items (items that are typically sold in the commercial market, but that also may be used in the defense market) and defense export control legislation.  Additionally, our participation in governmental procurement processes in Israel and other countries is subject to specific regulations governing the conduct of the process of procuring defense contracts. Furthermore, solicitations for procurements by governmental purchasing agencies in Israel and other countries are governed by laws, regulations and procedures relating to procurement integrity, including avoiding conflicts of interest and corruption in the procurement process. We may not be able to respond quickly and effectively to changing laws and regulations and any failure to comply with such laws and regulations may subject us to significant liability and penalties.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues, which would adversely affect our business, financial condition and results of operations.

A significant portion of our revenues is derived from a small number of customers. During the six month period ended June 30, 2016, and the years ended December 31, 2015 and 2014, 47%, 51%, and 61% of our revenues, respectively, were attributable to four customers. We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers.  No assurances can be given that our customers will continue to purchase our products, that we will be successful in any bid for new contracts to provide such products, or that if we are granted subsequent orders that such orders would be of a scope comparable to the sales that we have experienced to date. If our principal customers do not continue to purchase products from us at current levels or if we do not retain such customers and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, cash flows, financial condition and results of operations.

We depend on a limited number of suppliers of components for our products and if we are unable to obtain these components when needed, we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States. Certain of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements.  Inadequacy of operating funds may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The defense electronics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards.  Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products.  We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements.  In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance.  If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

We enter into fixed-price contracts that could subject us to losses in the event we fail to properly estimate our costs.

We enter into firm fixed-price contracts. If our initial cost estimates are incorrect, we can lose money on these contracts. Because many of these contracts involve new technologies, unforeseen events, such as technological difficulties and other cost overruns, can result in the contract pricing becoming less favorable or even unprofitable to us and have an adverse impact on our financial results.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access.  The potential liabilities associated with these events could exceed the insurance coverage we maintain.  Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market.  In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation.  To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We are subject to risks associated with international operations; we generate a significant portion of our sales from customers located in countries that may be adversely affected by political or economic instability and corruption.

We are a global aviation and defense company with worldwide operations. Although 63% of our sales are in Israel and North America for the six months period ended June 30,2016, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America, India and Central and Eastern Europe, which may be more susceptible to political or economic instability. In addition, in many less-developed markets, we rely heavily on third-party distributors and other agents for the marketing and distribution of our products and capabilities. Many of these distributors do not have internal compliance resources comparable to ours. Business activities in many of these markets have historically been more susceptible to corruption. If our efforts to screen third-party agents and detect cases of potential misconduct fail, we could be held responsible for the noncompliance of these third parties under applicable laws and regulations, which may adversely affect our reputation and our business, financial condition or results of operations.

Exports accounted for 48% of our sales in the six months ended June 30, 2016, and during the years ended December 31, 2015 and 2014, 59% of our sales and 78% of our sales.  Our reliance on export sales subjects us to many risks inherent in engaging in international business, including:

•	Limitations and disruptions resulting from the imposition of government controls;

•	Changes in regulatory requirements;

•	Export license requirements;

•	Economic or political instability;

•	Trade restrictions;

•	Changes in tariffs;

•	Currency fluctuations;

•	Longer receivable collection periods and greater difficulty in accounts receivable collection;

•	Greater difficulty in safeguarding intellectual property;

•	Difficulties in managing overseas subsidiaries and international operations; and

•	Potential adverse tax consequences.

We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties in connection with the sale of our products in international markets.  Any of those events may adversely affect our business, operating results and financial condition.

In addition, as a company registered with the SEC, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibits registrants and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business or obtaining an improper business benefit. We have adopted proactive procedures to promote compliance with the FCPA, but we may be held liable for actions taken by our strategic or local partners or agents even though these partners or agents may not themselves are subject to the FCPA. Any determination that we have violated the FCPA could materially and adversely affect our business, results of operations, and cash flows.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

Most of our revenues are in dollars or are linked to the dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in other currencies, particularly in NIS.  Therefore, our costs in such other currencies, as expressed in dollars, are influenced by the exchange rate between the dollar and the relevant currency.  We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of depreciation of the NIS in relation to the dollar or that the timing of this depreciation lags behind inflation in Israel.  This would have the effect of increasing the dollar cost of our operations.  In the past, the NIS exchange rate with the dollar and other foreign currencies has fluctuated, generally reflecting inflation rate differentials.  We cannot predict any future trends in the rate of inflation in Israel or the rate of depreciation or appreciation of the NIS against the dollar.  If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. We engage in currency hedging transactions intended to partly reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.  However, such transactions may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations.

We are dependent on our senior management and key personnel, and the loss of any key member of our management team could adversely affect our business.

Our future success depends in large part on the continued services of our senior management and key personnel.  Any loss of the services of members of senior management or other key personnel could negatively affect our business.

Claims that our products infringe upon the intellectual property of third parties may require us to incur significant costs, enter into licensing agreements or license substitute technology.

Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend against the claim.  Moreover, a successful claim of product infringement against us or a settlement could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology.  We might not be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all.  We also may not be able to obtain a license from another provider of suitable alternative technology to permit us to continue offering the product.  Infringement claims asserted against us could have a material adverse effect on our business, operating results and financial condition.

Regulations that impose disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products will result in additional cost and expense and could result in other significant adverse effects.

Rules adopted by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act impose diligence and disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in our products. Compliance with these rules may result in additional cost and expense, including for due diligence to determine and verify the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. These rules may also affect the sourcing and availability of minerals used in the manufacture of our products to the extent that there may be only a limited number of suppliers offering “conflict free” metals that can be used in our products. There can be no assurance that we will be able to obtain such metals in sufficient quantities or at competitive prices. Also, since our supply chain is complex, we may face reputational challenges with our customers, shareholders and other stakeholders if we are unable to sufficiently verify the origins of the metals used in our products. We may also encounter customers who require that all of the components of our products be certified as conflict free. If we are not able to meet customer requirements, such customers may choose to disqualify us as a supplier, which could impact our sales and the value of portions of our inventory.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with our 2007 Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting.  Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risk Factors Related to Our Ordinary Shares

Because one of our shareholders, DBSI, owns a majority of our outstanding shares, investors will not be able to affect the outcome of shareholder votes.

Following the investment in our company by DBSI, which was approved by our shareholders on May 15, 2016 and closed on May 18, 2016, DBSI currently owns 16,688,992 of our ordinary shares, or 50.34% of our outstanding shares. We also issued to DBSI, without additional consideration, warrants to purchase 8,510,638 additional ordinary shares at an exercise price per share of $0.235 (or $2 million in the aggregate) exercisable for a period of 24 months; and warrants to purchase an additional 7,272,727 ordinary shares at an exercise price per share of $0.275 (or $2 million in the aggregate) exercisable for a period of 48 months.

In addition, as part of the investment transaction, DBSI provided us with a $3,175,000 convertible loan, which may be converted into our ordinary shares at a price per share equal to the lower of: (i) $1.20, or (ii) a five percent (5%) discount to fair market value, provided however, not less than $ 0.235 per share.

For as long as DBSI, or any shareholder, has a controlling interest in our company, it will have the ability to exercise a controlling influence over our business and affairs, including any determinations with respect to potential mergers or other business combinations involving us, our acquisition or disposition of assets, our incurrence of indebtedness, our issuance of any additional ordinary shares or other equity securities, our repurchase or redemption of ordinary shares and our payment of dividends. Similarly, as long as DBSI has a controlling interest in our company, it will have the power to determine or significantly influence the outcome of matters submitted to a vote of our shareholders, including the power to elect all of the members of our board of directors (except external directors, within the meaning of Israeli law), or prevent an acquisition or any other change in control of us.  Because the interests of our controlling shareholders may differ from the interests of our other shareholders, actions taken by it with respect to us may not be favorable to our other shareholders.

If we fail to maintain compliance with NASDAQ’s continued listing requirements, our shares may be delisted from the NASDAQ Capital Market.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “RADA.”  To continue to be listed on the NASDAQ Capital Market, we need to satisfy a number of conditions, including minimum shareholders’ equity of at least $2.5 million and a minimum closing bid price per share of $1.00 for 30 consecutive business days.  On October 1, 2015 Rada received notification from NASDAQ that we had not maintained a minimum bid price of $1.00 per share for 30 consecutive business days (Listing Rule 5550(a) (2)). We were given 180 calendar days, or until March 29, 2016, to regain compliance. On March 30, 2016, we received notification from NASDAQ that we are eligible for an additional 180 calendar days to regain compliance. We were granted the extension because we met the continued listing requirements for the market value of publicly held shares and all other initial listing standards for NASDAQ Capital Market (rule 5505 – Capital Market criteria), except for the bid price requirement and because we have provided written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. To regain compliance, our shares must close at $1.00 per share or more for a minimum of ten (10) consecutive business days. If we are not deemed in compliance before the expiration of the additional 180 day compliance period, we may be delisted from NASDAQ, and trading in our ordinary shares would be conducted on a market where an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Our share price has been volatile in the past and may decline in the future.

Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	Quarterly variations in our operating results;

•	Operating results that vary from the expectations of securities analysts and investors;

•	Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	Announcements of technological innovations or new products by us or our competitors;

•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Changes in the status of our intellectual property rights;

•	Announcements by third parties of significant claims or proceedings against us;

•	Additions or departures of key personnel;

•	Future sales of our ordinary shares;

•	Delisting of our shares from the NASDAQ Capital Market; and

•	Stock market price and volume fluctuations.

Domestic and international stock markets often experience extreme price and volume fluctuations.  Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

Substantial future sales of our ordinary shares by our principal shareholder may depress our share price.

If our principal shareholder, DBSI, sells substantial amounts of its ordinary shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants or upon the conversion of convertible notes, or if the perception exists that our principal shareholder may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall.  Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and on terms we deem appropriate.

We do not intend to pay dividends.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

For U.S. federal income tax purposes, we will generally be classified as a PFIC for any taxable year in which either: (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average quarterly value of our assets for the taxable year produce or are held for the production of passive income.  Based on certain estimates of our gross income and gross assets and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2016. There can be no assurance that we will not be considered a PFIC for any future taxable year. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares and such U.S. holders could suffer adverse U.S. tax consequences.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.  U.S. residents should carefully read Item 10E. “Additional Information - Taxation - United States Federal Income Tax Consequences” of our Annual Report on Form 20-F for the year ended December 31, 2015, or the 2015 Form 20-F, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

Risks Relating to Our Location in Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in, the State of Israel.  As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2015.  Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations.  In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in neighboring areas to Israel, such as Hamas in Gaza and Hezbollah in Lebanon. Following extensive missiles' attacks on its southern border and against Israeli population centers in July 2014, Israel has invaded the Gaza strip in order to destroy Hamas's military organization as well as its missiles' and tunnels' capabilities. On July 21, 2014, all U.S. airlines and most major airlines of other nationalities suspended their flights to Israel’s Ben-Gurion International Airport for several days after a missile landed approximately 1.5 km away. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, we could be adversely affected by the interruption or reduction of trade between Israel and its trading partners.  Some countries, companies and organizations continue to participate in a boycott of Israeli companies and others doing business with Israel or with Israeli companies.  As a result, we are precluded from marketing our products to these countries, companies and organizations.  Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for our activities.  Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel.  Restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Many of our employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Israeli Patent Law, inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the C&R Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the U.S., may be difficult to obtain within the U.S.  Furthermore, since substantially most our assets, our directors and officers and the Israeli experts named in this prospectus are located outside the U.S., any judgment obtained in the U.S. against us or these individuals or entities may not be collectible within the U.S.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel.  However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from those of a typical U.S. corporation.

We are incorporated under Israeli law and the rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law.  These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations.  In particular, a shareholder of an Israeli company has a duty to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.  Israeli law provides that these duties are applicable to shareholder votes at the general meeting with respect to, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and actions and transactions involving interests of officers, directors or other interested parties which require the shareholders’ approval.  In addition, a controlling shareholder of an Israeli company or a shareholder who knows that he or she possesses the power to determine the outcome of a vote at a meeting of our shareholders, or who has, by virtue of the company’s articles of association, the power to appoint or prevent the appointment of an office holder in the company, or any other power with respect to the company, has a duty of fairness toward the company.  However, Israeli law does not define the substance of this duty of fairness.  There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Israeli government programs and tax benefits may be terminated or reduced in the future.

We participate from time to time in programs of the Office of the Chief Scientist in the Ministry of Economy, or OCS, for which we receive royalty-bearing grants for the development of technologies and products. The benefits available under these programs depend on meeting specified conditions. For more information about these programs see Item 5 “Operating and Financial Review and Prospects – Research & Development – Chief Scientist (OCS)” of the 2015 Form 20-F. If we fail to comply with these conditions, we may be required to pay additional penalties, make refunds and may be denied future benefits. In addition, the terms of the OCS’s grants limit our ability to transfer know-how developed under an approved research and development program outside of Israel, regardless of whether the royalties are fully paid. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under these programs, and therefore these benefits may not be available to us in the future at their current levels or at all.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Listing Rules.  Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the board of directors, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Stock Market Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

 USE OF PROCEEDS

The ordinary shares which may be sold under this prospectus will be sold for the respective accounts of each of the selling shareholders. Accordingly, we will not realize any proceeds from the sale of the ordinary shares, except that we will derive proceeds if the options to purchase ordinary shares currently outstanding and options that may be issued in the future under the 2015 Plan are exercised. If exercised, such proceeds will be available to us for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares will be paid for by us. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

The following table sets forth (i) the name and relationship to us and our affiliates (within the past three years) of each selling shareholder listed below; (ii) the number of ordinary shares each selling shareholder owned of record before the offering; (iii) the number of ordinary shares being offered for sale by such holder pursuant to this prospectus (which represents the maximum number of shares that could be sold under this prospectus by such holder assuming the vesting of all awards and exercise of all options); and (iv) the number of ordinary shares to be owned by each selling shareholder and the percentage of the class to be owned by such holder assuming such holder disposes of all of the shares being offered pursuant to this prospectus. The information under this heading relates to resales of shares covered by this prospectus by persons who are our “affiliates”, as that term is defined under federal securities laws.

The tabular information below assumes that all the ordinary shares being offered pursuant to the registration statement of which this prospectus is a part are sold to third parties. However, because the selling shareholders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling shareholder may retain after completion of the offering cannot be determined at this time. Information concerning the selling shareholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus. We believe that each selling shareholder has sole voting and investment power over his or her ordinary shares, unless otherwise noted below.

The ordinary shares covered by this prospectus may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the ordinary shares for resale by the selling shareholders set forth below.

Name	Number of Ordinary shares Owned Before Offering(1)	Number of Ordinary shares That May Be Offered(1)	Number of Ordinary shares Owned After Offering(1)	Percentage Total Voting Power After Offering

Zvi Alon (Chief Executive Officer)	0	337,500	0	0
Dov Sella (Chief Business Development Officer)	0	262,500	0	0
Oleg Kiperman (Chief Technology Officer)	4,000	262,500	4,000	*
Shiri Lazarovich (Chief Financial Officer)	0	262,500	0	0
_______________
* Less than 1%

(1) The share numbers under “Number of Ordinary shares Owned Before Offering” represent the number of ordinary shares beneficially owned by each selling shareholder, including ordinary shares held directly and those which the selling shareholder has the right to acquire within 60 days under the 2015 Plan.  The share numbers under “Number of Ordinary shares That May Be Offered” include options granted under the Plan, irrespective of whether they are exercisable within 60 days of the date of this prospectus.  The share numbers under “Number of Ordinary Shares Owned After Offering” represent the number of shares beneficially owned by each selling shareholder assuming that all options granted under the 2015 Plan have been exercised.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling shareholders” means and includes:

•                                          the persons identified in the table above as selling shareholders; and

•                                          any permitted donees, pledgees, transferees or other successors in interest of any such selling shareholder who may receive any of the ordinary shares offered hereby after the date of this reoffer prospectus and seek to reoffer or resell those shares hereunder.

The amount of shares to be reoffered or resold by means of this prospectus by each selling shareholder, and any other person with whom such selling shareholder is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act of 1933, as amended.

The ordinary shares offered by this reoffer prospectus may be sold from time to time directly by the selling shareholders.  Alternatively, the selling shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders named herein have advised us that there were no underwriting or distribution arrangements entered into with respect to the ordinary shares that is being offered by each of them pursuant to this reoffer prospectus. The distribution of the ordinary shares by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block trades) through customary brokerage channels, either through brokers acting as agents for the selling shareholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the ordinary shares or otherwise.  In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions.  The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of such shares.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this reoffer prospectus.

The selling shareholders also may lend or pledge ordinary shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares.

We will bear all costs, expenses and fees in connection with the registration of the ordinary share offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares offered pursuant to this reoffer prospectus.

In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

We have not been advised of any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of any shares covered hereby. We are not aware of any underwriter or coordinating broker acting in connection with any proposed sale of shares covered hereby by any selling shareholder.

Although the ordinary shares covered by this reoffer prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling shareholders in any offering or distribution of ordinary shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with any sales of such shares.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the ordinary shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

DESCRIPTION OF SHARE CAPITAL

Our registered share capital consists of a single class of ordinary shares, par value NIS 0.015 per share. As of the date hereof, our authorized share capital consisted of 75,000,000 ordinary shares, and there were 33,151,641 of our ordinary shares issued and outstanding.

All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form. Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

Purposes and Objects of the Company

We are registered with the Israeli Companies Registry and have been assigned company number 52-003532-0.  Section 2 of our memorandum of association provides that we were established for the purpose of engaging in the business of providing services of planning, development, consultation and instruction in the electronics field.  In addition, the purpose of our company is to perform various corporate activities permissible under Israeli law.

On February 1, 2000, the Israeli Companies Law, 5759-1999, or the Companies Law, came into effect and superseded most of the provisions of the Israeli Companies Ordinance (New Version), 5743-1983, except for certain provisions which relate to liens, bankruptcy, dissolution and liquidation of companies.  Under the Israeli Companies Law, as recently amended, various provisions, some of which are detailed below, overrule the current provisions of our articles of association.

The Powers of the Directors

Under the provisions of the Companies Law, and our articles of association, a director cannot participate in a meeting nor vote on a proposal, arrangement or contract in which he or she is materially interested.  In addition, our directors cannot vote compensation to themselves or any members of their body without the approval of our compensation committee and our shareholders at a general meeting.  The authority of our directors to enter into borrowing arrangements on our behalf is not limited, except in the same manner as any other transaction by us.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our authorized share capital consists of  75,000,000 ordinary shares of a nominal value of NIS 0.015 each.  All outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to the ordinary shares are as follows:

Dividend rights.  Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law.  Our articles of association provide that the declaration of a dividend requires approval by an ordinary resolution of the shareholders, which may decrease but not increase the amount proposed by the board of directors.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the matter.  Under our articles of association, a special resolution, such as amending our memorandum of association or articles of association, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our articles of association, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting on the matter.

Pursuant to our articles, adopted by our shareholders on May 15, 2016 and effective as of May 18, 2016, the directors, except for the external directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall generally serve until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier vacation of office or removal pursuant to articles. Except with respect to the removal of external directors, the shareholders shall be entitled to remove any director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.  All of the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office.

Rights to share in the company's profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company.  Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to the our articles, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a  simple majority of the voting power participating in such meeting.

Annual and Special General Meetings

The board of directors must convene an annual meeting of shareholders at least once every calendar year, within 15 months of the last annual meeting.  Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “special general meetings.”  In addition, the board of directors must convene a special general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Quorum

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repairable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The following is a discussion of Israeli and United States tax consequences material to us and our shareholders.  To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, the views expressed in the discussion might not be accepted by the tax authorities in question.  The discussion is not intended, and should not be construed, as legal or professional tax advice and does not exhaust all possible tax considerations.

Holders of our ordinary shares should consult their own tax advisors as to the United States, Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on us.  The following also contains a discussion of the material Israeli tax consequences to purchasers of our ordinary shares and Israeli government programs benefiting us.  This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Since some parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

General Corporate Tax Rate

The Israeli corporate tax rate was 25% in 2012, 25% in 2013 and 26.5% in 2014 and 2015.  Effective January 1, 2016, the corporate tax rate was reduced to 25% in 2016 and thereafter.  In view of this decrease in the corporate tax rate to 25% in 2016, the real capital gains tax rate and the real betterment tax rate were also decreased accordingly.  Capital gains derived after January 1, 2003 (the gains derived from the sale of listed securities that are taxed at the prevailing corporate tax rates) are subject to tax at a rate of 26.5%, and 25% in 2016 and onwards.

Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. We believe that we currently qualify as an "Industrial Company" within the meaning of the Industry Encouragement Law.  The Industry Encouragement Law defines "Industrial Company" as a company resident in Israel, of which 90% or more of its income (determined in Israeli currency) in any tax year, with some exceptions, is derived from an "Industrial Enterprise" owned by it. An "Industrial Enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

The following corporate tax benefits, among others, are available to Industrial Companies:

•	Amortization of the cost of purchased know‑how and patents and/or right to use a patent and know-how which are used for the development or advancement of the company, over an eight-year period;

•	Accelerated depreciation rates on equipment and buildings;

•	Under specified conditions, an election to file consolidated tax returns with additional related Israeli Industrial Companies; and

•	Expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure that we qualify or will continue to qualify as an "Industrial Company" or that the benefits described above will be available in the future.

Capital Gains Tax on Sales of Our Ordinary Shares

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus.” The Real Capital Gain on the disposition of a capital asset is the amount of total capital gain in excess of Inflationary Surplus. Inflationary Surplus is computed, generally, on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposal of the capital asset.

Under income tax regulations shareholders that are not Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of our ordinary shares, provided that: (1)  the securities were purchased upon or after the registration of the securities on a stock exchange (this requirement generally does not apply to shares purchased on or after January 1, 2009); (2) the seller of the securities does not have a permanent establishment in Israel to which the generated capital gain is attributed; and (3) such gains did not derive from a permanent establishment or business activity of such shareholders in Israel.  However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Under the U.S.-Israel Tax Treaty, the sale, exchange or disposition of our ordinary shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) holding the ordinary shares as a capital asset is exempt from Israeli capital gains tax unless (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting capital during any part of the 12‑month period preceding such sale, exchange or disposition, (ii) or the seller, if an individual, has been present in Israel for more than 183 days (in the aggregate) during the taxable year, or (iii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel. However, under the U.S.-Israel Tax Treaty, U.S. Residents would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to limitations in U.S. laws applicable to foreign tax credits. The treaty does not relate to U.S. state or local taxes.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a tax rate of 24% for a corporation in 2011, 25% in 2012 and 2013, 26.5% in 2014 and 2015 and 25% in 2016 and thereafter) and a marginal tax rate of up to 45% for an individual in 2011 and 48% in 2012 and thereafter. In 2014, an additional tax liability of 2% was added to the applicable tax rate on the annual taxable income of individuals (whether any such individual is an Israeli resident or non-Israeli resident) exceeding NIS 810,720 ($207,770).

Taxation of Foreign Resident Holders of Shares

Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence.  With respect to a substantial shareholder, the applicable tax rate is at 30%.  Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding 10% or more of our outstanding voting capital throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%.

A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income; provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

Foreign Exchange Regulations

Dividends (if any) paid to the holders of our ordinary shares, and any amounts payable with respect to our ordinary shares upon dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of the ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely reparable U.S. dollars at the rate of exchange prevailing at the time of conversion, however, Israeli income tax is required to have been paid or withheld on these amounts.

Controlled Foreign Corporation

In general, and subject to the provisions of all relevant legislation, an Israeli resident who holds, directly or indirectly, 10% or more of the rights in a foreign corporation whose shares are not publicly traded, in which more than 50% of the rights are held directly or indirectly by Israeli residents, and a majority of whose income in a tax year is considered passive income (generally referred to as a Controlled Foreign Corporation, or CFC), is liable for tax on the portion of his income attributed to holdings in such corporation, as if such income was distributed to him as a dividend.

Share Allocations to controlling shareholders

Controlling shareholders will be taxable under section 3(i) to the Tax Ordinance, according to which, the grantee pays income tax rate (according to the marginal tax rate of the grantee- up to 48% in 2012) on the profit upon the sale of the underlying shares. As of January 1, 2013 the marginal tax rate (48%) of an individual will increase in 2% in case his taxable income in a tax year exceed the amount of NIS 810,720 (including capital gains from marketable securities, dividends and interest income).

United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences that apply to U.S. Holders (as defined below) who hold ordinary shares as capital assets. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial and administrative interpretations thereof, and the U.S.-Israel Tax Treaty, or the Treaty, all as in effect on the date hereof and all of which are subject to change either prospectively or retroactively. This summary does not address all tax considerations that may be relevant with respect to an investment in ordinary shares. This summary does not account for the specific circumstances of any particular investor, such as:

•	broker-dealers,

•	financial institutions,

•	certain insurance companies,

•	investors liable for alternative minimum tax,

•	tax-exempt organizations,

•	non-resident aliens of the United States or taxpayers whose functional currency is not the U.S. dollar,

•	persons who hold the ordinary shares through partnerships or other pass-through entities,

•	persons who acquire their ordinary shares through the exercise or cancellation of employee stock options or otherwise as compensation for services,

•	investors that actually or constructively own 10% or more of our shares by vote or value, and

•	investors holding ordinary shares as part of a straddle, appreciated financial position, a hedging or conversion transaction.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) owns ordinary shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns ordinary shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of ordinary shares.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation. In addition, this summary does not include any discussion of state, local or foreign taxation.

You are advised to consult your tax advisors regarding the foreign and U.S. federal, state and local tax consequences of an investment in ordinary shares.

For purposes of this summary, a U.S. Holder is:

•	an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends

Subject to the discussion below, under the heading “Passive Foreign Investment Companies,” the gross amount of any distributions received with respect to ordinary shares, including the amount of any Israeli taxes withheld therefrom, will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. You will be required to include this amount of dividends in gross income as ordinary income. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in the ordinary shares and any amount in excess of your tax basis will be treated as gain from the sale of ordinary shares. See “Disposition of Ordinary Shares” below for a discussion of the taxation of capital gains. Our dividends will not qualify for the dividends-received deduction generally available to corporations under section 243 of the Code.

Dividends that we pay in NIS, including the amount of any Israeli taxes withheld therefrom, will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such dividends are received. A U.S. Holder who receives payment in NIS and converts NIS into U.S. dollars at an exchange rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Holders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of NIS.

Subject to complex limitations, any Israeli withholding tax imposed on such dividends will be a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, alternatively, for deduction against income in determining such tax liability). The limitations set forth in the Code include computational rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such class of income. Dividends generally will be treated as foreign-source passive category income for U.S. foreign tax credit purposes. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate, see discussion below. A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent such U.S. Holder has not held the ordinary shares for at least 16 days of the 31-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period required by the Code. The rules relating to the determination of the foreign tax credit are complex. You should consult with your tax advisors to determine whether and to what extent you would be entitled to this credit.

Subject to certain limitations, including the 3.8% net investment tax discussed below, “qualified dividend income” received by a non-corporate U.S. Holder will be subject to tax at a reduced maximum tax rate of 20%. Distributions taxable as dividends paid on the ordinary shares should qualify for the 20% rate, provided that either: (i) we are entitled to benefits under the Treaty or (ii) the ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that we are entitled to benefits under the Treaty and that the ordinary shares currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ordinary shares will remain readily tradable. The rate reduction does not apply unless certain holding period requirements are satisfied. With respect to the ordinary shares, the U.S. Holder must have held such shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. The rate reduction also does not apply to dividends received from a PFIC, see discussion below, or in respect of certain hedged positions or in certain other situations. The legislation enacting the reduced tax rate on qualified dividends contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate. U.S. Holders of ordinary shares should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Additional Tax on Investment Income

In addition to the income taxes described above, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on net investment income, which includes dividends and capital gains.

Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in our ordinary shares. The gain or loss recognized on the disposition of the ordinary shares will be long-term capital gain or loss if the U.S. holder held the ordinary shares  for more than one year at the time of the disposition and would be eligible for a reduced rate of taxation for certain non-corporate U.S. Holders. The effective maximum long-term capital gains rate is 20% for individuals with annual taxable income over $400,000. Capital gain from the sale, exchange or other disposition of ordinary shares held for one year or less is short-term capital gain and taxed as ordinary income. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of our ordinary shares generally will be treated as U.S. source income or loss.  The deductibility of capital losses is subject to certain limitations.

In the case of a cash basis U.S. Holder who receives NIS in connection with the sale or disposition of ordinary shares, the amount realized will be based on the U.S. dollar value of the NIS received with respect to the ordinary shares as determined on the settlement date of such exchange. A U.S. Holder who receives payment in NIS and converts NIS into United States dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

An accrual basis U.S. Holder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ordinary shares, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service, or the IRS. In the event that an accrual basis U.S. Holder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by such U.S. Holder on the sale or disposition of such ordinary shares.

Passive Foreign Investment Companies

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could otherwise derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis. We will be considered a PFIC, for any taxable year in which either (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. Included in the calculation of our income and assets is our proportionate share of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, by value. If we were determined to be a PFIC for U.S. federal income tax purposes, unfavorable and highly complex rules would apply to U.S. Holders owning ordinary shares directly or indirectly. Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

Based on our current and projected income, assets and activities, we believe that we are not currently a PFIC, nor do we expect to become a PFIC in the foreseeable future. However, because the determination of whether we are a PFIC is based upon the composition of our income and assets, and our market capitalization, from time to time, there can be no assurance that we will not become a PFIC for any future taxable year.

If we are treated as a PFIC for any taxable year, dividends would not qualify for the reduced tax rate on qualified dividend income, discussed above, and, unless you elect either to treat your investment in ordinary shares as an investment in a "qualified electing fund," by making a “QEF election” or to "mark-to-market" your ordinary shares, as described below,

•	you would be required to allocate income recognized upon receiving certain dividends or gain recognized upon the disposition of ordinary shares ratably over your holding period for such ordinary shares,
•	the amount allocated to the current taxable year, and to any taxable years in your holding period prior to the first day in which we were treated as a PFIC will be treated as ordinary income, and
•	the amount allocated to each prior taxable year during which we are considered a PFIC would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year.

If we were a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would generally be treated as owning a proportionate amount (by value) of the underlying shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.  U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, then instead of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such ordinary shares are “regularly traded” on a “qualified exchange.”  In general, our ordinary shares will be treated such as “regularly traded” for a given calendar year if more than a de minimis quantity of our ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter of such calendar year.  Our ordinary shares are listed on the Tel Aviv Stock Exchange and the NASDAQ Global Select Market.  However, no assurance can be given that our ordinary shares will be regularly traded on a qualified exchange for purposes of the mark-to-market election.  In addition, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

If you elect to “mark to market” your ordinary shares, you will generally include in income, in each year in which we are considered a PFIC, any excess of the fair market value of the ordinary shares at the close of each tax year over your adjusted basis in the ordinary shares. If the fair market value of the ordinary shares had depreciated below your adjusted basis at the close of the tax year, you may generally deduct the excess of the adjusted basis of the ordinary shares over its fair market value at that time. However, such deductions would generally be limited to the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years. A U.S. Holder’s adjusted tax basis in the ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules.  Income recognized and deductions allowed under the mark-to-market provisions, as well as any gain or loss on the disposition of ordinary shares with respect to which the mark-to-market election is made in a year in which we are classified as a PFIC, is treated as ordinary income or loss (except that loss on a disposition of ordinary shares is treated as capital loss to the extent the loss exceeds the net mark-to-market gains, if any, that you included in income with respect to such ordinary shares in prior years). Gain or loss from the disposition of ordinary shares (as to which a mark-to-market election was made) in a year in which we are no longer classified as a PFIC, will be capital gain or loss.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file an IRS Form 8621 with respect to the company, generally with the U.S. Holder’s federal income tax return for that year.  U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup Withholding and Information Reporting

Payments in respect of ordinary shares may be subject to information reporting to the IRS and to U.S. backup withholding tax at the rate (currently) of 28%. Backup withholding will not apply, however, if you (i) are a corporation or fall within certain exempt categories and demonstrate the fact when so required, or (ii) furnish a correct taxpayer identification number and make any other required certification.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Information Reporting by Certain U.S. Holders

U.S. citizens and individuals taxable as resident aliens of the United States that own “specified foreign financial assets” with an aggregate value in a taxable year in excess of certain thresholds (as determined under rules in Treasury regulations) and that are required to file a U.S. federal income tax return generally will be required to file an information report with respect to those assets with their tax returns. IRS Form 8938 has been issued for that purpose. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, foreign stocks held directly, and interests in foreign estates, foreign pension plans or foreign deferred compensation plans. Under those rules, our ordinary shares, whether owned directly or through a financial institution, estate or pension or deferred compensation plan, would be “specified foreign financial assets”. Under Treasury regulations, the reporting obligation applies to certain U.S. entities that hold, directly or indirectly, specified foreign financial assets. Penalties can apply if there is a failure to satisfy this reporting obligation. A U.S. Holder is urged to consult his tax adviser regarding its reporting obligation.

Any U.S. Holder who holds 10% or more in vote or value of our ordinary shares will be subject to certain additional U.S. information reporting requirements.

LEGAL MATTERS

The validity of the shares being reoffered by this Registration Statement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by S. Friedman & Co., Tel Aviv, Israel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of RADA Electronic Industries Ltd., incorporated by reference in RADA Electronic Industries Ltd.'s Annual Report (Form 20-F) for the year ended December 31, 2015, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global,  independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements  are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
 AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are non-residents of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor that begins with “Service and enforcement of legal process” under the heading “Risk Factors.”

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19711.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION
 OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

●	Our 2015 Form 20-F, filed with the SEC on May 16, 2016;

●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on: May 17, 2016 (first report furnished that day), May 17, 2016 (second report furnished that day, but excluding the first three paragraphs of page 2 of Exhibit 99.1), May 18, 2016 (excluding the second paragraph of Exhibit 99.1 thereto), May 23, 2016; May 25, 2016 (excluding the third paragraph of Exhibit 99.1 thereto); June 15, 2016 (excluding the sixth and seventh paragraphs of Exhibit 99.1 thereto), July 5, 2016; July 21, 2016, July 27, 2016, July 28, 2016, and August 23, 2016.

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

●
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form S-8 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant.  You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”   The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Rada Electronics Ltd.
7 Giborei Israel Street
Netanya 4250407, Israel
Tel:  972-9-892-1111
Attn: Chief Financial Officer

You may also obtain information about us by visiting our website at www.Rada.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

1,125,000 Ordinary Shares

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents which have been filed by the Company (File No. 000-15375) with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) are incorporated by reference herein and shall be deemed to be a part hereof.

•	Our 2015 Form 20-F, filed with the SEC on May 16, 2016;
•
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) furnished to the SEC on: May 17, 2016 (first report furnished that day), May 17, 2016 (second report furnished that day, but excluding the first three paragraphs of page 2 of Exhibit 99.1), May 18, 2016 (excluding the second paragraph of Exhibit 99.1 thereto), May 23, 2016; May 25, 2016 (excluding the third paragraph of Exhibit 99.1 thereto); June 15, 2016 (excluding the sixth and seventh paragraphs of Exhibit 99.1 thereto), July 5, 2016; July 21, 2016, July 27, 2016, July 28, 2016, and August 23, 2016.

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;
•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and
•
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 4, 1987 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it conflicts with a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference, and such statement shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Indemnification of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

•	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

•	reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys' fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company's behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

In accordance with the Israeli Companies Law, a company's articles of association may permit the company to:

•	prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company's board of directors deems foreseeable considering the company's actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

•	retroactively indemnify an office holder of the company.

Insurance of Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of:

•	a breach of the office holder's duty of care to the company or to another person;

•	a breach of the office holder's duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company's interests; or

•	a financial liability imposed upon the office holder in favor of another person.

Exculpation of Office Holders

The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty.  If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

•	any act or omission done with the intent to unlawfully yield a personal benefit; or

•	any fine or forfeiture imposed on the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law.  We currently maintain a directors and officers liability insurance policy with per claim and aggregate coverage limit of $7.5 million. Furthermore, pursuant to the resolutions adopted by our shareholders on May 15, 2016, we intend to enter into agreements with our directors and officeholders providing for the indemnification and exemption of such directors and officeholders.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1	Memorandum of Association, as amended (1)

4.2	Articles of Association, as amended and restated (2)

4.3	2015 Share Option Plan

5	Opinion of S. Friedman & Co

23.1	Consent of S. Friedman & Co. (included in Exhibit 5)

23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global

24.	Power of Attorney (included as part of this Registration Statement)

(1) Filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.
(2) Filed as Annex A to our Proxy Statement on Form 6-K furnished on April 4, 2016 and incorporated herein by reference.

Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, Israel, on August 24, 2016.

RADA ELECTRONIC INDUSTRIES LTD.
By:	/s/ Zvi Alon
Name: Zvi Alon
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Zvi Alon and Shiri Lazarovich as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on August 24, 2016 by or on behalf of the following persons in the capacities and on the dates indicated.

Title
/s/ Zvi Alon Zvi Alon	Chief Executive Officer (Principal Executive Officer)
/s/ Shiri Lazarovich Shiri Lazarovich	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Yosi Ben Shalom Yosi Ben Shalom	Chairman of the Board
/s/ Herzle Bodinger Herzle Bodinger	Director
s/ Kineret Ya'ari Kineret Ya'ari	Director
/s/ Nir Cohen Nir Cohen	Director
/s/ Israel Livnat Israel Livnat	Director
/s/ Nurit Mor Nurit Mor	External Director
/s/ Elan Sigal Elan Sigal	External Director
___________ Alon Dumanis	Independent Director
/s/ Benzion Gruber Benzion Gruber	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Rada Electronic Industries Ltd., in the City of Newark, Delaware on the 24th day of August, 2016.

Puglisi & Associates

By: /s/ Donald J. Puglisi
Title: Managing Director

850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel. (302) 738-6680